Exhibit 4.288
AMENDMENT AGREEMENT NO. 2
dated NOVEMBER 16 2010
for
CSI HUNGARY GYÁRTÓ ÉS KERESKEDELMI KORLÁTOLT FELELŐSSÉGŰ
TÁRSASÁG
as Chargor
and
WILMINGTON TRUST (LONDON) LIMITED
as Chargee

RELATING TO A
FLOATING CHARGE AGREEMENT
DATED 29 JANUARY 2010 AS AMENDED ON 4 MAY 2010

The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee.

THIS AMENDMENT AGREEMENT (the “Agreement”) is made on November 16, 2010
BETWEEN:
(1)	CSI Hungary Gyártó és Kereskedelmi Korlátolt Felelősségű Társaság, a limited liability company incorporated under the laws of Hungary, having its registered office as at the date of this Agreement at Berényi út 72-100., 8000 Székesfehérvár, Hungary, registered with the Fejér County Court acting as court of registration under registration number Cg. 07-09-013757, as chargor under this Agreement (hereinafter referred to as the “Chargor”); and

(2)	Wilmington Trust (London) Limited, acting as chargee under this Agreement, in its capacity as collateral agent acting on behalf and for the benefit of the Secured Parties (as defined below), as appointed under the First Lien Intercreditor Agreement and authorised to represent their joint and several rights in connection with this Agreement (hereinafter, with its successors, permitted transferees and permitted assign in such capacity, referred to as the “Collateral Agent” or the “Chargee”);

(1) and (2) are together hereinafter referred to as the “Parties” and “Party” means any of them, as the context may require.
RECITALS:
(A)	The Parties hereby declare that the Floating Charge Agreement (as defined below) was originally concluded on 29 January 2010 between the Chargee and the Chargor, pursuant to both (i) a credit agreement dated 5 November 2009 (as subsequently amended) between among others Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., Closure Systems International Holdings Inc., SIG Euro Holding AG & Co KGaA, SIG Austria Holding GmbH, Closure Systems International BV, the other borrowers party thereto, the lenders from time to time parties thereto, and Credit Suisse AG (formerly known as Credit Suisse) as administrative agent (the “Credit Agreement”) and (ii) an indenture dated 5 November 2009 between Reynolds Group Escrow LLC, Reynolds Group DL Escrow Inc. and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and registrar, as modified, amended or supplemented from time to time (the “2009 Indenture”).

(B)	In connection with the Credit Agreement and the 2009 Indenture certain parties to both of those documents have entered into a first lien intercreditor agreement dated 5 November 2009 between, among others, The Bank of New York Mellon as trustee under the 2009 Indenture, Credit Suisse AG as administrative agent as representative under the Credit Agreement and each grantor that are parties thereto, as subsequently amended by Amendment No. 1 and Joinder Agreement dated 21 January 2010 which added the Collateral Agent as a collateral agent under the First Lien Intercreditor Agreement (the “First Lien Intercreditor Agreement”).

(C)	The parties to the Credit Agreement have entered into the amendment agreement No. 3 and incremental assumption agreement dated 30 September 2010 (the “Incremental

Assumption and Amendment Agreement”) to amend the terms of the Credit Agreement.

(D)	Pursuant to an indenture (the “2010 Secured Notes Indenture”) dated 15 October 2010 and entered into between, among others the Escrow Issuers (as defined below) and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent, certain secured notes (the “2010 Secured Notes”) were issued by the Escrow Issuers. On or about the date hereof the 2010 Secured Notes shall be released from escrow and the obligations of the Escrow Issuers shall be assumed by the Issuers.

(E)	The obligations in respect of the 2010 Secured Notes Indenture and any Senior Secured Note Documents (as defined therein) will or have been designated as “Additional Obligations” under, and in accordance with, section 5.02(c) of the First Lien Intercreditor Agreement (the “Secured Notes Designation”).

(F)	As a consequence of the execution of the Incremental Assumption and Amendment Agreement and the issue of the 2010 Secured Notes, the Parties agreed to amend the Floating Charge Agreement and enter into this Agreement.
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Escrow Issuers” means RGHL US Escrow I LLC, RGHL US Escrow I Inc. and RGHL Escrow (Luxembourg) I S.A.

“Issuers” means Reynolds Group Issuer LLC, Reynolds Group Issuer Inc. and Reynolds Group Issuer (Luxembourg) S.A. and their respective successors in interest and assigns.

“Floating Charge Agreement” means the floating charge agreement concluded in the form of a notarial deed dated 29 January 2010, as amended on 4 May 2010 between the Chargor and the Chargee.

1.2	Incorporation of defined terms
(a)	Unless a contrary indication appears, a term defined in the First Lien Intercreditor Agreement and in the Floating Charge Agreement has the same meaning in this Agreement and in any notice given under this Agreement.

(b)	The principles of construction set out in the Floating Charge Agreement shall have effect as if set out in this Agreement.

1.3	Clauses

In this Agreement any reference to a “Clause” or a “Schedule” is, unless the context otherwise requires, a reference to a Clause or a Schedule to this Agreement.

2.	AMENDMENTS TO THE FLOATING CHARGE AGREEMENT

With effect from the date of this Agreement:
(a)	The following new definitions shall be inserted in clause 1.1 (Definitions) of the Floating Charge Agreement in alphabetical order:

““2010 Secured Notes Indenture” means the indenture dated 15 October 2010, among the Escrow Issuers and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time, attached as Part 1 of Schedule 3 (2010 Secured Notes Indenture) to this Agreement.”

““Escrow Issuers” means RGHL US Escrow I LLC, RGHL US Escrow I Inc. and RGHL Escrow (Luxembourg) I S.A.”

(b)	The definition of “Incremental Assumption and Amendment Agreement” in clause 1.1 (Definitions) of the Floating Charge Agreement shall be replaced with the following wording:

““Incremental Assumption and Amendment Agreement” means the amendment no. 3 and incremental term loan assumption agreement dated 30 September 2010 entered into between, among others, Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., Closure Systems International Holdings Inc., SIG Euro Holding AG & Co. KGAA, SIG Austria Holding GmbH and Closure Systems International B.V. as borrowers, Reynolds Group Holdings Limited, the Guarantors from time to time party thereto (as defined therein), the Lenders from time to time party thereto, the Incremental U.S. Term Lenders (as defined therein), the other Lenders party thereto and the Administrative Agent (as defined therein), as amended, novated, supplemented, restated or modified from time to time, the text of which is attached as Part IV of Schedule 3 (Incremental Assumption and Amendment Agreement) to this Agreement.”

(c)	Clause 2.1 (i) (The Floating Charge) of the Floating Charge Agreement shall be replaced with the following wording:
(i)	“USD 7,350,000,000 (that is seven billion three hundred and fifty million U.S. $) and EUR 780,000,000 (that is seven hundred and eighty million euro) (the “Secured Principal”); plus”

(d)	Schedule 3 of the Floating Charge Agreement shall be supplemented with Schedule A (Part IV of Schedule 3 (Incremental Assumption and Amendment Agreement)) of this Agreement.

(e)	Schedule 3 of the Floating Charge Agreement shall be supplemented with Schedule B (Part V of Schedule 3 (2010 Secured Notes Indenture)) of this Agreement.
3.	CONTINUITY AND FURTHER ASSURANCE

3.1	Continuing obligations

The provisions of the Floating Charge Agreement shall, save as amended by this Agreement, continue in full force and effect.

3.2	Registration of the amendments

The Parties hereby request the notary to register the changes in the registered data of the Floating Charge in the Registry of Charges (i.e. the change in the maximum aggregate framework security amount of the Obligations).

3.3	Further assurance

The Chargor shall, at the reasonable request of the Chargee and at its own expense, do all such acts and things necessary to give effect to the amendments effected or to be effected pursuant to this Agreement.

4.	INCORPORATION OF TERMS

The provisions of clause 7 (Remedies and waivers), clause 8 (Severability), clause 12 (Notices) and clause 14 (Jurisdiction) of the Floating Charge Agreement shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in those clauses to “this Agreement” are references to this Agreement.

5.	GOVERNING LAW

This Agreement is governed by Hungarian law.

6.	RIGHTS OF THE COLLATERAL AGENT

Notwithstanding anything contained herein, the Parties agree that this Agreement shall be deemed a “Security Document” for the purposes of and as defined in the First Lien Intercreditor Agreement (and for no other purpose) and accordingly each of the protections, immunities, rights, indemnities and benefits conferred on the Collateral Agents under the Floating Charge Agreement and the First Lien Intercreditor Agreement shall continue in full force and effect and shall apply to this Agreement as if set out in full herein.
[Certification of the Public Notary and the related powers of attorney inserted]

SCHEDULE A
“SCHEDULE 3
Part IV
INCREMENTAL ASSUMPTION AND AMENDMENT AGREEMENT
(TO BE INSERTED) ”

SCHEDULE B
“SCHEDULE 3
Part V
2010 Secured Notes Indenture”

SIGNATURES
CSI Hungary Gyártó és Kereskedelmi Korlátolt Felelősségű Társaság - as Chargor
By:
Wilmington Trust (London) Limited - as Chargee
By: